EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into effective as of October 18, 2017 (“Effective Date”) by and between Heritage-Crystal Clean, Inc., a Delaware corporation (the “Company”), and Mark DeVita (“Executive”).
Recitals
A.The Company desires to employ Executive, and Executive desires to be employed by the Company.
B.    The Company and Executive desire to enter into an agreement embodying the terms of such employment.
Agreement
NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.    Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and conditions set forth herein. Executive shall begin employment on February 28, 2000, or such earlier date as agreed to by the parties (the “Employment Commencement Date”). The initial term of this Agreement shall commence on the Effective Date and shall expire on October 17, 2018. After that initial term, the Agreement shall automatically renew for successive 12-month periods thereafter on the same terms and conditions as set forth herein, unless either party provides written notice of non-renewal to the other party not less than ninety (90) days prior to the end of the then-current Term, or until the Agreement is otherwise terminated by the Company or Executive in accordance with the provisions of Section 6 (the duration of Executive's employment with the Company shall sometimes hereinafter be referred to as the “Term”).
2.    Position and Responsibilities. Beginning with the Employment Commencement Date and continuing during the Term, Executive agrees to serve as Chief Financial Officer of the Company and its subsidiary Heritage-Crystal Clean, LLC. In such capacity, Executive shall have such duties, authorities and responsibilities as are commensurate with such position.
3.    Standard of Care. Beginning with the Employment Commencement Date and continuing during the Term, Executive (a) will devote Executive’s full working time and best efforts to the business and affairs of the Company; (b) will exercise the highest degree of loyalty and the highest standards of conduct in the performance of Executive’s duties; (c) will not, except with the Company's written consent, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; (d) will not engage, directly or indirectly, in any activity that is competitive with the Company’s business in any respect or make any preparations to engage in any competitive activities; and (e) will not take any action that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company or that is detrimental to the business of the Company.
4.    Compensation and Benefits. As remuneration for all services to be rendered by Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to Executive the following:
4.1.    Annual Base Salary. Beginning with the Employment Commencement Date and continuing during the Term, the Company shall pay Executive on a salary basis. Executive’s initial Base Salary will be in the amount of Two Hundred Eighty-Five Thousand_Dollars ($285,000) on an annualized basis. The Company will review the Base Salary approximately annually during the Term to determine, at the discretion of the Company, whether the Base Salary should be adjusted and, if so, the amount of such adjustment and the time at which the adjustment should take effect. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as in effect from time to time, including any adjustments.
4.2.    Annual Performance-Based Compensation Opportunity. Beginning with the Employment Commencement Date and continuing during the Term, the Company will provide Executive with an annual opportunity to earn performance-based compensation in the form of cash and/or shares of the Company’s common stock (non-restricted) based on the achievement of certain performance criteria as may be established by the Compensation Committee of the Company’s Board of Directors in its sole discretion in accordance with the provisions of the Company’s Omnibus Incentive Plan of 2008, as amended from time to time (the “2008 Incentive Plan”) and the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, as amended from time to time (“AIP”). The annual target bonus amount for such performance shares shall be calculated and provided to the Executive in the form and manner that the Company customarily follows as governed by the 2008 Incentive Plan and AIP.
4.3.    Employee Benefit Plans. Executive shall be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate, commensurate with Executive’s position with the Company and subject to the eligibility requirements and other terms and conditions of such plans and programs. The Company, in its sole discretion, may change, amend or discontinue any of its employee benefit plans or programs at any time during Executive's employment with the Company, and nothing contained herein shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee benefit plan or program.
4.4.    Vacation.    Executive shall be entitled to the number of vacation days in each fiscal year determined in accordance with the Company’s vacation policy in effect from time to time. Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.
5.    Reimbursement of Business Expenses. Subject to and consistent with the Company's expense reimbursement policies as in effect from time to time, the Company shall pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing Executive’s duties under this Agreement. Such expenses shall be paid or reimbursed to Executive consistent with the expense reimbursement policies of the Company in effect from time to time and Executive agrees to abide by any such expense reimbursement policies.
6.    Termination.
6.1.    Termination by Non-Renewal or Mutual Agreement. If either party gives notice of an intention not to renew the term of this Agreement pursuant to Section 1 above, Executive’s employment shall terminate on the last day of the then-current Term. The Company and Executive may also agree to terminate Executive's employment at any time by mutual written agreement executed by Executive and a duly authorized officer of the Company. Upon termination of Executive's employment by non-renewal or by mutual written agreement, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except the Company shall pay or provide Executive: (a) that portion of Executive’s Base Salary which is earned but unpaid through the termination date; (b) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; and (c) vested benefits, if any, to which Executive may be entitled under the Company's employment benefit plans as of the date of termination (the foregoing subsections (a), (b), and (c) shall hereinafter be referred to collectively as the “Accrued Benefits”). Other than the foregoing, the Company will have no further obligations to Executive under this Agreement.
6.2.    Termination Due to Death. If Executive dies during the Term, this Agreement shall terminate on the date of Executive’s death. Upon the death of Executive, the Company’s obligation to pay and provide to Executive (or Executive’s estate or other legal successors) compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay or provide Executive’s estate or other legal successor the Accrued Benefits. Other than the foregoing, the Company shall have no further obligations to Executive (or Executive’s estate or other legal successors) under this Agreement.
6.3.    Termination Due to Disability. If Executive suffers a Disability, the Company may terminate Executive’s employment by providing written notice to Executive of the Company’s termination because of Disability specifying in such notice the effective termination date, and Executive’s employment will terminate at the end of the day on the termination date specified in the Company’s notice. For purposes of this Agreement, the term “Disability” means either (a) when Executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan, if any is applicable, covering Executive, (b) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of Executive’s job for more than ninety (90) days during any period of three hundred sixty-five (365) days, or (c) upon the written determination by a physician selected by the Company that, because of an injury, illness, disease or bodily or mental infirmity, Executive is unable to perform, with or without reasonable accommodation, the essential functions of Executive’s job, and, as of the date of determination, such condition is reasonably expected to last for a period of more than ninety (90) days after the date of determination, based on the medical information reasonably available to such physician at the time of such determination. In connection with any determination under the foregoing subpart (c), Executive hereby: (i) consents to any examinations by any physician selected by the Company; (ii) agrees to furnish such medical information as may be requested by the Company or its selected physician; and (iii) waives any applicable physician-patient privilege that may arise because of any such examination. Upon the termination of this Agreement because of Disability, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement will immediately terminate, except the Company will pay or provide Executive the Accrued Benefits. Other than the foregoing, the Company will have no further obligations to Executive under this Agreement.
6.4.    Termination by the Company for Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company for Cause by providing Executive with written notice of the Company's termination for Cause specifying in such notice the termination date, and this Agreement and Executive's employment will terminate at the end of the day on the termination date specified in such notice. For purposes of this Agreement, “Cause” means the occurrence of one or more of the following events: (a) Executive’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company; (b) Executive’s misappropriation of any of the Company's property; (c) Executive’s engaging in any fraudulent or dishonest conduct in Executive’s dealings with, or on behalf of, the Company; (d) Executive’s engaging in any illegal conduct, except for minor infractions such as minor traffic violations, in the performance of Executive’s employment duties for the Company; (e) Executive’s failure or refusal to follow the lawful and material instructions of the Company's Board of Directors (other than any such failure or refusal resulting from Executive's incapacity due to physical or mental illness), if such failure or refusal continues for a period of thirty (30) days after the Company provides Executive with written notice stating the instructions which Executive has failed or refused to follow; (f) Executive’s material breach of Executive’s obligations under this Agreement or any other agreement with the Company (provided that if the Company in good faith determines that the breach is curable, the Company shall give Executive notice of the breach and thirty (30) days in which to cure the breach); (g) Executive’s material violation of any of the Company's written policies or procedures, including, without limitation, any Executive policies, business ethics policies or code of conduct policies, and such violation, if curable as determined by the Company in good faith, remains uncured for a period of thirty (30) days after the Company provides Executive with written notice of such violation; (h) Executive's engaging in any willful misconduct which is injurious to the financial condition, reputation or goodwill of the Company (provided that if the Company in good faith determines that the misconduct is curable, the Company shall give Executive notice of the misconduct and thirty (30) days in which to cure the misconduct); (i) Executive's gross or habitual neglect of Executive’s material employment duties or responsibilities if such neglect continues at any time after the Company provides Executive with written notice of such gross or habitual neglect; (j) Executive's failure to work on a full-time basis in fulfilling Executive’s employment duties hereunder, except for periods in which Executive is absent for scheduled vacations or for sickness, injury or other authorized leaves of absence, if such failure continues at any time after the Company provides Executive with written notice of such failure; or (k) Executive's misuse of alcohol or drugs which materially interferes with Executive's performance of Executive’s duties for the Company or which is injurious to the reputation or goodwill of the Company. Upon termination of Executive’s employment by the Company for Cause, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except the Company shall pay or provide Executive the Accrued Benefits. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.
6.5.    Termination by the Company without Cause. At any time during the Term, the Company may terminate Executive’s employment with the Company without Cause for any reason or no reason by notifying Executive in writing of the Company’s termination without Cause, specifying in such notice the effective termination date, and Executive’s employment with the Company shall terminate at the end of the day on the termination date specified in the Company’s notice (or such other date as may be mutually agreed upon by the Company and Executive). Upon termination of Executive’s employment by the Company without Cause, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay or provide Executive the Accrued Benefits; (b) the Company shall provide Executive with severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of twelve (12) months; (c) the Company shall pay Executive an additional amount (the “Insurance Payment”) equal to twelve (12) times the monthly COBRA premium rate in effect for Executive’s health plan coverage tier at the time of Executive’s termination of employment; (d) if a bonus would otherwise have been payable to Executive for the year of Executive’s employment termination pursuant to the terms of the AIP under Section 4.2 above, Executive shall receive a prorated portion of that AIP bonus amount, based on the number of whole months in such year that Executive was employed prior to his employment termination; and (e) Executive will continue to vest for a period of twelve (12) months after the date of employment termination in any non-vested shares awarded prior to the employment termination under the 2008 Incentive Plan. Subject to Section 6.8, the Company will pay: (1) the foregoing salary continuation severance compensation during the applicable severance period in accordance with the Company's customary payroll practices, (2) the Insurance Payment in a single lump sum payment within 30 days after the effective date of the Release Agreement under Section 6.8, and (3) the prorated AIP bonus, if any, on the date the AIP bonus is otherwise payable under the terms of the AIP. All such payments shall be subject to all applicable payroll tax withholdings. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.
6.6.    Termination by Executive for Good Reason. At any time during the Term, Executive may terminate Executive's employment with the Company by giving the Company written notice of termination for Good Reason specifying in such notice the basis for the Good Reason termination. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive's consent: (a) the Company demotes Executive or assigns Executive to duties that are materially inferior to and inconsistent with Executive's position, duties and responsibilities immediately prior to such assignment; (b) the Company materially breaches any material term of this Agreement; (c) the Company reduces Executive’s Base Salary other than a reduction that is effected in the context of material adverse conditions affecting the Company in which the Company has also effected similar salary reductions for the Chief Executive Officer and Chief Financial Officer; or (d) the Company eliminates or materially reduces the employee benefits provided to Executive, but only if such elimination or reduction is not applicable to the Chief Executive Officer and Chief Financial Officer; provided, however, the Company will have thirty (30) days from its receipt of any written notice of the Good Reason termination in which to take corrective action to cure the Good Reason, and if the Company does not cure the Good Reason, the Good Reason termination will be effective at the end of the thirtieth (30th) day after the Company receives the written notice of Good Reason termination; and provided further, however, for Executive to exercise his right to terminate for Good Reason, Executive must provide written notice of termination for Good Reason within sixty (60) days after the occurrence of the event giving rise to the basis for the Good Reason termination. Upon Executive's termination of employment for Good Reason, the Company's obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except: (A) the Company shall pay or provide Executive the Accrued Benefits; (B) the Company shall provide Executive with severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of twelve (12) months; (C) the Company shall pay Executive an additional amount (the “Insurance Payment”) equal to twelve (12) times the monthly COBRA premium rate in effect for Executive’s health plan coverage tier at the time of Executive’s termination of employment; (D) if a bonus would otherwise have been payable to Executive for the year of Executive’s employment termination pursuant to the terms of the AIP under Section 4.2 above, Executive shall receive a prorated portion of that AIP bonus amount, based on the number of whole months in such year that Executive was employed prior to his employment termination; and (E) Executive will continue to vest for a period of twelve (12) months after the date of employment termination in any non-vested shares awarded prior to the employment termination under the 2008 Incentive Plan.. Subject to Section 6.8, the Company will pay: (1) the foregoing salary continuation severance compensation during the applicable severance period in accordance with the Company's customary payroll practices, (2) the Insurance Payment in a single lump sum payment within 30 days after the effective date of the Release Agreement under Section 6.8, and (3) the prorated AIP bonus, if any, on the date the AIP bonus is otherwise payable under the terms of the AIP. All such payments shall be subject to all applicable payroll tax withholdings. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.
6.7.    Termination by Executive without Good Reason. At any time during the Term, Executive may terminate Executive’s employment with the Company without Good Reason by giving the Company written notice of termination without Good Reason, specifying in such notice a termination date not less than thirty (30) calendar days after the giving of the notice (the “Executive’s Notice Period”), and Executive’s employment with the Company shall terminate at the end of the day on the last day of Executive’s Notice Period; provided, however, that in response to Executive’s notice of termination without Good Reason, the Company shall have the right to terminate Executive’s employment with the Company at any time during the Executive’s Notice Period. Upon termination of Executive’s employment with the Company under this Section 6.7, whether at the end of Executive’s Notice Period or earlier as designated by the Company, the Company’s obligation to pay Executive compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay or provide Executive with the Accrued Benefits. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.
6.8.    Severance Release. Executive acknowledges and agrees that the Company’s payment of the severance and other compensation pursuant to Section 6.5 or Section 6.6 shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive’s employment with the Company and/or the termination of Executive’s employment with the Company. Executive further acknowledges and agrees that as a condition to receiving any of the severance and other compensation pursuant to Section 6.5 or Section 6.6, Executive will execute, deliver to the Company, and not revoke a release agreement in a form prepared by, and satisfactory to, the Company (the "Release Agreement") pursuant to which Executive will release and waive, to the fullest extent permitted by law, all claims against the Company, its affiliates, and all of its and their present and/or former owners, officers, directors, members, shareholders, employees, agents, attorneys, insurers, representatives, employee benefit plans and their fiduciaries, both individually and in their representative capacities, including, without limitation, all claims arising out of this Agreement, Executive's employment with the Company, and/or the termination of Executive's employment with the Company; provided, however, that the Release Agreement shall not affect or release (a) any claim for the Accrued Benefits, (b) any rights to the severance and other compensation under Section 6.5 or Section 6.6, as applicable; and (c) any rights Executive may have with respect to vested benefits under any employee benefit plans or programs of the Company (except any severance plan). The severance and other compensation described in Section 6.5 or Section 6.6 is in lieu of any severance benefits under any severance policy or plan the Company may have now or in the future, and Executive acknowledges that Executive is not entitled to any other severance benefits.
6.9.    Effect of Termination of Employment. In the event Executive’s employment with the Company terminates for any reason (including, without limitation, pursuant to Sections 6.1 – 6.7 herein), Executive agrees and covenants that Executive will immediately resign, and will be deemed to have resigned from, any and all positions Executive may hold with the Company or any of its subsidiaries or affiliates.
6.10.    Effect of Executive's Death on Severance Benefits. If Executive dies during the period of time Executive is entitled to receive the severance and other benefits under Section 6.5 or Section 6.6, the Company shall pay the remaining severance and other benefits to Executive's estate (or other legal successor).
6.11.    Separation from Service. Whenever used in this Agreement, the word “terminate” or “termination” in connection with Executive's employment shall mean a “separation from service” of Executive from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h), and Executive's termination date shall be the date of such separation from service.
7.    Non-Disclosure of Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all of the Company’s (and its subsidiaries' or affiliates') trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company (and its affiliates) and its business, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, information pertaining to prospective suppliers, pricing information, engineering and technical information, software codes, cost information, data compilations, research and development information, business plans, financial information, personnel information, information received from third parties that the Company has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Executive in rendering services for the Company. During Executive’s employment with the Company and thereafter, Executive will not use or disclose to others any of the Confidential Information, except (a) in the course of Executive’s work for and on behalf of the Company, (b) with the prior written consent of the Company or (c) as required by law or judicial process, provided Executive promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets. Executive agrees that the Company owns the Confidential Information and Executive has no rights, title or interest in any of the Confidential Information. Additionally, Executive will abide by the Company’s policies protecting the Confidential Information, as such policies may exist from time to time. At the Company’s request or upon termination of Executive’s employment with the Company for any reason, Executive will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Executive’s possession, custody or control. Upon termination of Executive’s employment with the Company for any reason, Executive will, if requested by the Company, provide the Company with a signed written statement disclosing whether Executive has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Executive’s possession, custody or control. Executive's confidentiality/non-disclosure obligations under this Agreement continue after the termination of Executive's employment with the Company for any reason. With respect to any particular trade secret information, Executive's confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret, Executive’s confidentiality/non-disclosure obligations shall continue as long as such information remains confidential, and shall not apply to information that becomes generally known to the public through no fault or action of Executive or others who were under confidentiality obligations with respect to such information. Executive acknowledges and agrees that Executive’s obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of Executive’s employment with the Company for whatever reason. Executive further acknowledges and agrees that Executive’s obligations under this Section shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive's obligations under this Section or to preclude the Company from enforcing this Section.
8.    Restrictive Covenants.
8.1.    Definitions. For purposes of this Agreement, the following terms have the following meanings:
(a)    “Company’s Customers” means: (i) any person or entity to whom the Company (or any of its subsidiaries or affiliates) is selling or providing any products and/or services as of the date of termination of Executive's employment with the Company; and/or (ii) any person or entity to whom the Company (or any of its subsidiaries or affiliates) sold or provided any products and/or services at any time during the Term; and/or (iii) any person or entity to whom the Company (or any of its subsidiaries or affiliates) sold or provided any products and/or services at any time during the twelve (12) months immediately preceding the termination of Executive’s employment with the Company.
(b)    “Competing Products/Services” means: (i) any products and/or services that are similar to and/or competitive with any of the products and/or services that the Company is developing, producing, offering and/or providing as of the termination of Executive’s employment with the Company; and/or (ii) any products and/or services that are competitive with the products and/or services that are being developed, produced, offered, sold or provided by the Company as of termination of Executive’s employment with the Company in that such competitive products and/or services would serve as a substitute for, and would displace or diminish a customer’s need for, any of the Company’s products and/or services.
(c)    “Competitive Business” means any business that develops, produces, sells and/or provides any Competing Products/Services and/or is competitive with the business of the Company.
(d)    “Prohibited Capacity” means: (a) in the same or similar capacity or function to that in which Executive worked for the Company at any time during the thirty-six (36) months immediately preceding the termination of Executive’s employment with the Company; (b) in any sales or sales management capacity or function; (c) in any executive or officer capacity or function; (d) in any managerial capacity or function; (e) in any business consulting capacity or function; (f) in any ownership capacity, except Executive may own as a passive investment shares of any class of securities regularly traded on a national stock exchange or other public market, (g) in any capacity or function in which Executive likely would inevitably use or disclose the Company’s trade secrets or Confidential Information; or (h) in any other capacity or function in which Executive’s knowledge of the Confidential Information would facilitate or assist Executive’s work for the Competitive Business.
(e)    “Restricted Geographic Area” means any state in which the Company currently sells or otherwise provides its products or services to the Company’s Customers, or in which it previously sold or otherwise provided its products or services to the Company’s Customers during any of the time periods specified in subparts (i), (ii) and (iii) of Section 8.1(a) above.
(f)    “Restricted Time Period” means the period during Executive’s employment with the Company and for twelve (12) months after the termination of Executive's employment for any reason.
8.2.    Non-Competition. During the Restricted Time Period, Executive will not within the Restricted Geographic Area engage in (including, without limitation, being employed by, working for, or rendering services to) any Competitive Business in any Prohibited Capacity; provided, however, if the Competitive Business has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit Executive from being employed by, working for or assisting only that division, line or segment of such Competitive Business that is not competitive with the business of the Company provided that Executive's work for such non-competitive division, line or segment of the Competitive Business does not involve any Competing Products/Services; and provided further, however, nothing herein shall be construed to prohibit Executive from the practice of law.
8.3.    Customer Restrictions.
(a)    During the Restricted Time Period, Executive will not provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the sale or provision of, any Competing Products/Services to any of the Company’s Customers with respect to whom, at any time during the twelve (12) months immediately preceding the termination of Executive’s employment with the Company, Executive had any sales or service contact on behalf of the Company, Executive had any business contact on behalf of the Company, Executive had any role (including without limitation any supervisory or managerial responsibility) on behalf of the Company in providing products or services, or Executive had access to, or gained knowledge of, any Confidential Information concerning the Company’s business with such customer, or otherwise solicit or communicate with any such customers for the purposes of selling or providing any Competing Products/Services.
(b)    During the Restricted Time Period, Executive will not provide, sell, market, assist in the provision, selling or marketing of, or attempt to provide, sell or market any Competing Products/Services to any of the Company’s Customers located in the Restricted Geographic Area or otherwise solicit or communicate with any of the Company’s Customers located in the Restricted Geographic Area for the purpose of selling, marketing or providing, assisting in the provision, selling or marketing of, or attempting to sell, market or provide any Competing Products/Services.
(c)    During the Restricted Time Period, Executive will not urge, induce or seek to induce any of the Company’s Customers to terminate their business with the Company or to cancel, reduce, limit or in any manner interfere with the Company’s Customers’ business with the Company.
8.4.    Non‑Interference with Contractors and Vendors. During the Restricted Time Period, Executive will not urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, vendors, suppliers or any other person or entity with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company.
8.5.    Employee Restrictions. During the Restricted Time Period, Executive will not solicit, recruit, hire, employ, attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company.
8.6.    Non-Disparagement. During the Restricted Time Period, Executive will not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or any of its officers, directors, or employees, including, but not limited to, making or publishing any comments or statements to the Company’s customers, distributors or employees that disparage the Company or its products and/or services or that otherwise injure or diminish the Company’s relationship with such customers, distributors or employees; provided, however, nothing herein shall prohibit Executive from providing any information that may be required or compelled by law or legal process.
8.7.    Direct or Indirect Activities. Executive acknowledges and agrees that the covenants contained in this Section 8 prohibit Executive from engaging in certain activities directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, and regardless of the capacity in which Executive is acting, including without limitation as an employee, independent contractor, owner, partner, officer, agent, consultant, or advisor.
8.8.    Survival of Restrictive Covenants. Executive acknowledges and agrees that Executive’s obligations under this Section 8 shall survive the expiration or termination of this Agreement and the cessation of Executive’s service with the Company for whatever reason. Executive further acknowledges and agrees that Executive’s restrictive covenant obligations under this Section 8 shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive's restrictive covenant obligations under this Section 8 or to preclude the Company from enforcing this Section 8.
8.9.    Extension. In the event Executive violates any of the restrictive covenants contained in this Section 8, the duration of all restrictive covenants (and the Restricted Time Period) shall automatically be extended by the length of time during which Executive was in violation of any of the restrictive covenants.
8.10.    Severability; Reformation of Restrictions. Although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, particularly given the competitive nature of the Company’s business and Executive’s position with the Company, Executive and the Company acknowledge and agree that: (a) if any covenant, subsection, portion or clause of this Section 8 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement; and (b) if any particular covenant, subsection, provision or clause of this Section 8 is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant, subsection, provision or clause shall automatically be deemed reformed such that the contested covenant, subsection, provision or clause shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. Any court interpreting any restrictive covenant provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.
9.    Company Property. Executive acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Executive receives or makes in the course of his employment with the Company (or with the use of Company time, materials, facilities or trade secrets or confidential information) are and shall remain the property of the Company. Upon the termination of Executive’s service with the Company, or at the Company’s request, Executive shall immediately deliver to the Company (i) any and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, electronic data (in whatever form or media), and all copies thereof, in Executive’s possession or under Executive’s control, whether prepared by Executive or others, containing any Confidential Information; and (ii) any and all property or equipment belonging to the Company, including, without limitation, keys, access cards, computers, files and documents. Executive acknowledges and agrees that Executive’s obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of Executive’s employment with the Company for whatever reason.
10.    Remedies. Executive acknowledges that a breach or threatened breach by Executive of Section 7, Section 8 or Section 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, Executive agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages. In addition to all other relief to which it shall be entitled, the prevailing party shall be entitled to recover from the non-prevailing party all litigation costs and attorneys’ fees incurred by the prevailing party in any action or proceeding relating to Section 7, Section 8 and/or Section 9 of this Agreement in which the prevailing party prevails in any respect, including, without limitation, any action in which the prevailing party seeks enforcement of Section 7, Section 8 and/or Section 9 of this Agreement or seeks relief from the non-prevailing party’s violation of Section 7, Section 8 and/or Section 9 of this Agreement.
11.    Intellectual Property.
11.1.    Executive agrees that any invention, development, concept, enhancement, process, method, improvement or any other creation that Executive, alone or jointly with others, invents, creates or develops at any time during Executive's employment with the Company and relating to the Company's business or future business which the Company had under consideration during Executive's employment (collectively "Inventions") shall be promptly and fully disclosed by Executive to the Company and shall be the Company's exclusive property. Executive hereby assigns and conveys to the Company all rights, title and interest in the Inventions. Executive further agrees to promptly deliver to the Company all papers, files, data and other materials relating to any such Inventions. Executive shall, at the request of the Company and without royalty or other consideration, execute, acknowledge and deliver to the Company at its expense such written documents or instruments as may be necessary to further memorialize the assignment to the Company of all patents and other rights in such Inventions and the vesting of all right, title and interest to such Inventions in the Company. Notwithstanding any other provision of this section to the contrary, this section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed by Executive entirely on Executive’s own time unless: (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Executive for the Company.
11.2.    All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression that Executive, alone or jointly with others, makes or creates at any time during Executive's employment with the Company and relating to the Company's business, actual or contemplated, shall be the exclusive property of the Company (collectively "Works"). The Company will have the exclusive right to copyright such Works. Executive agrees that if any Works created by Executive while employed with the Company, whether or not created at the direction of the Company, is copyrightable, it will be a "work made for hire," as that term is defined in the copyright laws of the United States. If, for any reason, any copyrightable Works created by Executive are excluded from that definition, Executive hereby assigns and conveys to the Company all right, title and interest (including any copyright and renewals) in such Works.
11.3.    Executive agrees that the Company and its licensees are not required to designate Executive as author, or inventor or developer of any Works or Inventions when distributed or otherwise. Executive hereby waives and agrees not to assert any and all rights in any Inventions and Works. Executive agrees that the Company and its licensees shall have sole discretion with regard to how and for what purposes any Inventions or Works are used or distributed. Executive will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Company, at the Company's expense, to perfect and enforce any of its proprietary rights in any of the Inventions or Works.
12.    Assignment.
12.1.    Assignment by Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any and all successors and assigns of the Company, including without limitation by asset assignment, merger, consolidation or other reorganization. As used in this Agreement, “Company” shall mean the Company has hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12.2.    Non‑Assignment by Executive. The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive’s duties may not be assigned by Executive.
13.    Notice. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:
If to the Company:

Heritage-Crystal Clean, Inc.
5400 West 86th Street
Indianapolis, IN 46268
Attention: Chief Executive Officer

If to Executive:

Mark DeVita
579 Flora Drive
Algonquin, IL 60102

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.
14.    Miscellaneous.
14.1.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subjects addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein.
14.2.    Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by (a) mutual agreement of the parties in a written instrument executed by Executive and a duly authorized officer or member of the Board of Directors of the Company or (b) reformation by a court as provided in Section 8.10.
14.3.    Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
14.4.    Contractual Rights to Benefits. Any benefits payable under this Agreement shall be paid solely from the general assets of the Company. Neither Executive nor Executive's estate shall have interest in any specific assets of the Company under the terms of this Agreement. This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind between Executive and the Company. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
14.5.    No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
14.6.    Governing Law; Choice of Forum. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary. The Company and Executive further acknowledge and agree that this Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Cook County, Illinois, or in the United States District Court for the Northern District of Illinois, Eastern Division, and the parties hereby submit to the personal jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.
14.7.    No Conflicting Agreements. Executive represents and warrants to the Company that: (a) Executive’s employment by the Company and the performance of Executive’s employment duties will not constitute a breach of any agreements to which Executive is a party, including without limitation any employment or non-competition agreement with any former employer; and (b) Executive has not provided and will not provide to the Company, and will not use or disclose during the performance of Executive’s employment services for the Company, any documents, materials or information of any third party subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.
14.8.    Compliance with Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Code Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Any payments described in this Agreement that are due within the “short-term deferral period” (as defined in Code Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made in connection with Executive’s separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service or (b) the date of Executive’s death.
14.9.    Construction. This Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be drafted.
14.10.    Voluntary Agreement. Executive acknowledges: (a) Executive has read this Agreement; (b) Executive has been given ample time to consider this Agreement; (c) Executive has been given the opportunity to consult with Executive's own attorney or other advisors if Executive so chooses; and (d) Executive is entering into this Agreement knowingly and voluntarily intending to be legally bound.
14.11.    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Agreement.
IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, intending it to be effective as of the Effective Date.
HERITAGE-CRYSTAL CLEAN, INC.                EXECUTIVE

By: /s/ Brian Recatto                        By: /s/ Mark DeVita

Brian Recatto                             Mark DeVita